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                     December 15, 2021

       Catherine Hastings
       Chief Financial Officer
       Innovative Industrial Properties, Inc.
       1389 Center Drive, Suite 200
       Park City, UT 84098

                                                        Re: Innovative
Industrial Properties, Inc.
                                                            Form 10-K for the
year ended December 31, 2020
                                                            Filed February 26,
2021
                                                            File No. 001-37949

       Dear Ms. Hastings:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction